Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Federal Realty Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common shares of beneficial interest, $.01 par value per share	Other	4,739,566	$99.96	$473,767,017.40	$0.00014760	$69,929

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$473,767,017.40		$69,929

	Total Fees Previously Paid							—

	Total Fees Offsets							—

	Net Fee Due							$69,929

(1)

Includes up to 4,739,566 common shares of beneficial interest, $.01 par value per share (“Common Shares”), of Federal Realty Investment Trust issuable in exchange for 3.25% Exchangeable Senior Notes due 2029 of Federal Realty OP LP, assuming a maximum exchange rate of 9.7723 Common Shares per $1,000 principal amount of notes.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average ($99.96 per share) of the high ($100.61 per share) and low ($99.31 per share) prices of the Common Shares on the New York Stock Exchange on March 1, 2024, which date is within five business days prior to filing this Prospectus Supplement, in accordance with Rule 457(c).